UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 17, 2023 (May 16, 2023)

Aclarion, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-41358	47-3324725
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

8181 Arista Place, Suite 100

Broomfield, Colorado 80021

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (833) 275-2266

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)) Securities registered pursuant to Section 12(b) of the Act:

Trading
Title of each class	Symbol(s)	Name of each exchange on which registered
Common Stock	ACON	Nasdaq Stock Market
Common Stock Warrants	ACONW	Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

$2.0 Million Unsecured Note Financing

On May 16, 2023, Aclarion, Inc. (the “Company”, “we” and “us”) entered into a securities purchase agreement with accredited investors for an unsecured non-convertible note financing. The Company has received $1,250,000 of gross proceeds in connection with the first tranche closing of this financing.

Pursuant to the securities purchase agreement, the Company has the option, subject to certain conditions, to close on a second tranche of this financing. If the second tranche is closed, the Company would receive an additional $750,000 of gross proceeds in connection with the second tranche closing of this financing. The option for the second tranche is exercisable by the Company at any time during the period commencing on the 10th trading day after the first tranche closing date and ending on the earlier of (x) the date no first tranche notes remain outstanding and (y) the six month anniversary of the first tranche closing date.

The securities purchase agreement contains customary representations and warranties and agreements and obligations of the parties.

In connection with this note financing, the Company will also issue to the investors (as more fully described below) certain (i) common stock warrants and (ii) certain shares of common stock as a commitment fee.

The proceeds of this note financing will be used for general corporate purposes.

Terms of the Notes

The notes will have a 15% original issue discount. The aggregate principal amount of the first tranche notes is $1,437,500. If the second tranche is closed, the aggregate principal amount of the second tranche notes would be $862,500. The notes have an 8% interest rate and will mature 12 months after the date of issue. The notes are unsecured. The notes are not convertible.

The notes may be prepaid by the Company at any time without penalty. If the Company completes one or more qualified offerings of securities exceeding $4 million of proceeds, then the Company will be required to apply 50% of the offering proceeds over $4 million to retire outstanding notes.

After an event of default, the interest rate on the notes increases to 15%, and the notes become redeemable (at the option of the investor) at a redemption premium of 25%.

Terms of the Warrants

In connection with the first tranche closing, the Company issued to the investors 1,232,156 common stock warrants with a five-year term and an initial exercise price of $0.6262 per share.

If the second tranche is closed, the Company would not issue any additional common stock warrants to the investors.

The per share exercise price of the warrants is subject to a “full ratchet” adjustment if the Company issues securities while the notes are outstanding at an effective per share price lower than the warrant exercise price then in effect.

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Investor Commitment Shares

In connection with the first tranche closing, the Company will issue to the investors 339,360 shares of common stock as a commitment fee. There would be no additional commitment shares issued to the investor if the second tranche is closed.

Placement Agent Pre-Funded Fee Warrants

In connection with the first tranche closing, the Company will issue to its placement agent pre-funded warrants for 54,349 shares of common stock as a placement agent fee.

If the second tranche is closed, the Company would issue to its placement agent additional pre-funded warrants as a placement agent fee. The number of additional placement agent fee shares would be equal to (i) $30,000 (four per cent of the $750,000 second tranche proceeds) divided by (ii) the Company’s Nasdaq closing price on the second tranche closing date.

These pre-funded warrants will not be exercisable for six months after the date of issue.

Registration Rights Agreement

Pursuant to a registration rights agreement, the Company has agreed to file, not later than the 30th day following the first tranche closing, with the Securities and Exchange Commission a registration statement (the “Registration Statement”) relating to the resale by the investors of (i) all of the commitment shares, and (ii) all of the shares of Common Stock issuable upon the exercise of the warrants. The Company shall use its best efforts to cause the Registration Statement to be declared effective as promptly as possible after the filing thereof, and shall use its best efforts to keep such Registration Statement continuously effective thereafter.

* * * * * *

The foregoing description of the securities purchase agreement, the notes, the warrants and the registration rights agreement is qualified in its entirety by reference to the full text of those agreements, copies of which are filed as Exhibits 10.1, 10.2, 10.3 and 10.4 to this Current Report on Form 8-K and incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

The securities described above have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state, and were offered and sold in reliance on the exemption from registration under the Securities Act afforded by Section 4(a)(2) thereof.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.1	Form of Securities Purchase Agreement
10.2	Form of Unsecured Non-Convertible Note
10.3	Form of Common Stock Warrant
10.4	Form of Registration Rights Agreement
104	Cover Page Interactive Data File (formatted in iXBRL, and included in exhibit 101).

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ACLARION, INC.

By:	/s/ John Lorbiecki
Name:	John Lorbiecki
Title:	Chief Financial Officer

May 17, 2023

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